NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L  : 713-529-6600
lelliott@drg-e.com  / apearson@drg-e.com

For Immediate Release

Gastar Exploration Provides Marcellus Operational Update

HOUSTON, July 28, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) is pleased to provide an update on its recent Marcellus operational results.

Gastar has completed the drilling and stimulation of its first two horizontal Marcellus wells in Marshall County, West Virginia, the Wengerd 1H and 7H, with lateral lengths of 4,700 and 5,700 feet, respectively.  These two wells have been tested at a combined stabilized rate of approximately 15.5 MMCFD of 1285 Btu natural gas and 1,100 barrels of condensate per day (“BCPD”) while each well was flowing at approximately 1200 psi of flowing casing pressure and each well was producing over 150 barrels of frac water per hour.  The Wengerd 1H and 7H are expected to be placed on sales in mid-August following delivery and installation of separators capable of handling the condensate volumes.  Gastar owns a 44.5% working interest (“WI”) and 37.5% net revenue interest (“NRI”) in these wells.

Gastar currently has three drilling rigs running in the play.  We are currently drilling on two multi-well pads in Marshall County and we will commence drilling on a third multi-well pad in Marshall County in early August. Also, we have recently completed the drilling of the Hickory Ridge 2H well (GST 100% WI) in Preston County, West Virginia on the acreage that was acquired in December 2010 and plan on a mutli-stage fracture stimulation of the Hickory Ridge 2H well in the second half of August.

J. Russell Porter, Gastar’s President and CEO, commented, “We are extremely pleased that the initial test results from the Wengerd wells have confirmed our assumptions for reservoir characteristics in this portion of the play and may exceed our individual well assumptions on deliverability and condensate yield.  We currently have 72 additional locations within the immediate vicinity of the Wengerd wells.  We collected a full array of micro-seismic data during these completions and we anticipate using that data to improve our results and become more efficient with our completions.”

About Gastar Exploration
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the Marcellus Shale in the Appalachian area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas.  We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

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